Exhibit 23.2 – Consent of Peterson Sullivan

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1998 Stock Option Plan, as amended, the Form of Non-Plan Stock Option Agreement, and the 2013 Performance Incentive Plan of BioLife Solutions, Inc. of our report dated March 29, 2013, relating to our audit of the financial statements of BioLife Solutions, Inc. appearing in the Annual Report on Form 10-K of BioLife Solutions, Inc. for the year ended December 31, 2012.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
June 24, 2013